Exhibit 99(a)

June 20, 2007

Mr. Richard B. Evans

President and Chief Executive Officer

Alcan Inc.

1188 Sherbrooke Street West

Montreal, Quebec, Canada H3A 3G2

Dear Dick:

We have read with interest the recent press articles regarding a data room that you may have made available to third parties potentially interested in acquiring Alcan. If these stories are accurate, we would welcome the opportunity to visit the data room and review the information you are providing to others. That information would help us determine whether there is additional value for your shareholders that may be unlocked beyond that which we have already determined. We continue to believe that combining our two companies is the best alternative for both companies and all of our stakeholders.

We and our advisors are ready to begin our review immediately.

Very truly yours,

Alain J.P. Belda